Exhibit 99.1

NiMin Energy Corp. Announces Departure of President Sven Hagen

For Immediate Release

Carpinteria, CA – January 27, 2012 – NiMin Energy Corp. (TSX:NNN) (OTCBB and OTCQX:NEYYF) (the “Company” or “NiMin”) today announced that its Board of Directors has decided not to renew President Sven Hagen’s employment contract as a means to streamline management. Effective immediately, Mr. Hagen will no longer serve as President of NiMin and will step down from the Board of Directors.

NiMin’s CEO and Chairman, Mr. Clancy Cottman, said, “The Company and Board would like to thank Sven for his contributions over the years and we wish him well in his future endeavors. Together, we created a unique oil focused company with a great portfolio of producing assets and industry leading intellectual property. Through our strategic review process, we are committed to exploring all alternatives that will allow us to maximize value for shareholders.”

As announced on November 21, 2011, the Company has engaged in a broad review of strategic alternatives aimed at maximizing shareholder value. To assist in the review process, NiMin has engaged Macquarie Capital as its financial advisor. NiMin expects to consider and evaluate several alternatives, including strategic financing opportunities, asset divestitures, technology licensing agreements, joint ventures and/or a corporate sale, merger or other business combination.

About NiMin Energy

NiMin is a California based independent oil and gas exploration and production company with principal operations in the Bighorn Basin of Wyoming, the San Joaquin Basin in California and South Louisiana onshore areas of the U.S.

Cautionary Statements

This news release contains forward-looking statements and information (“forward-looking statements”) within the meaning of applicable securities laws. Although NiMin believes that the expectations reflected in its forward-looking statements are reasonable, such statements have been based upon currently available information to NiMin. Such statements are subject to known and unknown risks, uncertainties and other factors that could influence actual results or events and cause actual results or events to differ materially from those stated, anticipated or implied in forward-looking statements. Risks include, but are not limited to: the risks associated with the oil and gas industry (e.g., operational risks in development, exploration and production; delays or changes in plans with respect to exploration or development projects or capital expenditures; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to production, costs and expenses, and health, safety and environmental risks), commodity price, price and exchange rate fluctuation and uncertainties resulting from potential delays or changes in plans with respect to exploration or development projects or capital expenditures. The risks, uncertainties, material assumptions and other factors that could affect actual results are discussed in more detail in our Annual Information Form and other documents available at www.sedar.com and www.sec.gov. Readers are cautioned to not place undue reliance on forward-looking statements. The statements in this press release are made as of the date of this release, and, except as required by applicable law, NiMin does not undertake any obligation to publicly update or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained in this document are expressly qualified by this cautionary statement. NiMin undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of the NiMin, Legacy or their respective financial or operating results or, as applicable, their securities.

CONTACTS:

Investors

Jonathan Wimbish, CFA

NiMin Energy Corp.

Chief Financial Officer

+1 (805) 566-2900

jwimbish@niminenergy.com

Media

Dan Gagnier/Jared Levy

Sard Verbinnen & Co

+1 (212) 687-8080